Exhibit 99.1

Caterpillar contact:

Tiffany Heikkila

Global Government & Corporate Affairs 832-573-0958 Tiffany.Heikkila@cat.com

FOR IMMEDIATE RELEASE

Caterpillar Inc. Increases Dividend

IRVING, Texas, June 11, 2025 – The Board of Directors of Caterpillar Inc. (NYSE: CAT) voted today to raise the quarterly dividend by 10 cents, a seven percent increase, to one dollar and fifty-one cents ($1.51) per share of common stock, payable Aug. 20 to shareholders of record at close of business July 21. Caterpillar expects to continue to return substantially all Machinery, Energy & Transportation (ME&T) free cash flow to shareholders over time through dividends and share repurchases.

“Continued delivery on our enterprise strategy for long-term profitable growth, combined with strong operating performance, has led to robust ME&T free cash flow,” said Caterpillar CEO Joe Creed. “We are pleased to increase our quarterly dividend and retain our continued presence on the S&P 500 Dividend Aristocrats Index.”

Caterpillar has paid a cash dividend every year since the company was formed and has paid a quarterly dividend since 1933. Caterpillar has paid higher annual dividends to shareholders for 31 consecutive years and is recognized as a member of the S&P 500 Dividend Aristocrats Index.

About Caterpillar

With 2024 sales and revenues of $64.8 billion, Caterpillar Inc. is the world’s leading manufacturer of construction and mining equipment, off-highway diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. For 100 years, we’ve been helping

(more)

customers build a better, more sustainable world and are committed and contributing to a reduced-carbon future. Our innovative products and services, backed by our global dealer network, provide exceptional value that helps customers succeed. Caterpillar does business on every continent, principally operating through three primary segments – Construction Industries, Resource Industries and Energy & Transportation – and providing financing and related services through our Financial Products segment. Visit us at caterpillar.com or join the conversation on our social media channels at caterpillar.com/en/news/social-media.html.

Caterpillar Public Release	#